SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 24, 2003

BIO-IMAGING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-11182	11-2872047
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

826 NEWTOWN-YARDLEY ROAD, NEWTOWN, PA	18940
(Address of Principal Executive Offices)	(Zip Code)

(267) 757-3000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.

Bio-Imaging Technologies, Inc., a Delaware corporation (the “Company”), has been advised that each of David E. Nowicki, D.M.D., David M. Stack, James A. Taylor, Ph.D., and Jeffrey H. Berg, Ph.D., directors of the Company, entered into trading plans pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Such plans were entered into by the aforementioned directors during the period beginning November 24, 2003 and ending December 16, 2003.

Dr. Nowicki entered into a trading plan with Merrill Lynch, Pierce, Fenner & Smith, Inc., which provides for the sale of 5,000 shares of Common Stock of the Company per month, commencing on the later of January 1, 2004 or the date that the Company’s registration statement on Form S-3 (Commission File No. 333-109702) (the “Registration Statement”) becomes effective. Subject to certain conditions and limitations set forth in the plan, this plan will continue until June 30, 2004. The shares to be sold will come from the exercise of stock options issued under the Company’s Stock Option Plan and represent approximately 18% of the combined number of shares of Common Stock owned by him or subject to options held by him.

Mr. Stack and family entered into a trading plan with Investment Partners Inc. The plan provides for the sale of up to 6,750 shares of Common Stock per month, commencing on the later of December 1, 2003 or the date that the Registration Statement becomes effective. Subject to certain conditions and limitations set forth in the plan, this plan will continue until June 1, 2005.

Dr. Taylor entered into a trading plan with The Hunter Group through Commonwealth Financial Network. Dr. Taylor’s plan provides for the sale of up to 2,000 shares of Common Stock per month, commencing on the later of January 1, 2004 or the date that the Registration Statement becomes effective. Subject to certain conditions and limitations set forth in the plan, this plan will continue until January 1, 2005.

Dr. Berg entered into a trading plan with UBS Financial Services Inc. Dr. Berg’s plan provides for the sale of up to 2,000 shares of Common Stock per month, commencing on the later of January 2, 2004 or the date that the Registration Statement becomes effective. Subject to certain conditions and limitations set forth in the plan, this plan will continue until June 30, 2004.

Except as may become required by law, the Company does not by filing this report undertake to report modifications, terminations or other activities under these plans or contracts, nor the establishment of future plans or contracts by these or other officers or directors of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-IMAGING TECHNOLOGIES, INC.

Dated: January 5, 2004	By:	/s/ Mark L. Weinstein
Name: Mark L. Weinstein
Title: President and Chief Executive Officer